Exhibit 99.1
Insulet Appoints Ana Maria Chadwick as Chief Financial Officer

ACTON, Mass.— March 20, 2024— Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the global leader in tubeless insulin pump technology with its Omnipod® brand of products, today announced that Ana Maria Chadwick has been appointed Executive Vice President, Chief Financial Officer and Treasurer, effective April 22, 2024. Today’s announcement concludes an extensive search process conducted by the Company.

“We are thrilled to welcome Ana to Insulet,” said Jim Hollingshead, President and Chief Executive Officer. “She is an experienced public company CFO, and her achievements throughout her career demonstrate that she is a proven, highly accomplished, and versatile executive. Ana is known for her insight, intellectual agility, and compelling and collaborative leadership. She will be a strong addition to our leadership team as we continue to scale and expand our business.”

A talented finance executive with 30 years of experience propelling growth for top-tier global organizations, Ms. Chadwick is currently Executive Vice President and CFO of Pitney Bowes, where she has played an integral role in the company’s transformation from a 100-year-old mailing solutions operation into a technology-enabled growth business.

Previously, she spent more than 27 years at GE, where she held a variety of financial and operational roles including CEO and COO of GE Capital Global Legacy Solutions and CFO of GE Capital Energy Financial Services. Other roles included Controller of GE Capital Americas.

Over the span of her career, she has led large and dynamic finance teams, overseeing financial reporting, and driving financial and operational efficiencies in the U.S., Latin America, and Europe. In addition to broad finance and accounting experience, Ms. Chadwick brings a deep understanding of capital markets, business strategy, investor relations, and tax policy.

Ms. Chadwick serves on the board of directors of Dollar General and chairs the Audit Committee, is chair of the Pitney Bowes ILC Bank in Utah, and is on the board of LiveGirl, Inc. where she mentors and dedicates time to provide greater opportunities for underprivileged girls. She is a former member of both GE’s Hispanic Forum and Women’s Network. Ms. Chadwick received her Bachelor of Arts in Economics and Business Administration from American University in Washington, D.C.

“I am excited to join the Insulet team and help the Company advance its critical mission of improving the lives of people with diabetes,” said Ms. Chadwick. “I look forward to working with Jim and the talented team to build on Insulet’s strong financial foundation, further driving growth, profitability, and value for shareholders.”

Lauren Budden, who has been serving as the Company’s Interim CFO and Treasurer, will continue in her role as Group Vice President, Chief Accounting Officer and Controller.

Mr. Hollingshead continued, “On behalf of the Board of Directors and the entire management team, I thank Lauren for taking on the additional role of Interim CFO. We are grateful for Lauren’s exceptional leadership and providing continuity during our search.”

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to simplifying life for people with diabetes and other conditions through its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the tubeless disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet’s flagship innovation, the Omnipod 5 Automated Insulin Delivery System, integrates with a continuous glucose monitor to manage blood sugar with no multiple daily injections, zero fingersticks, and can be controlled by a compatible personal smartphone or the Omnipod 5 Controller. Insulet also leverages the unique design of its Pod by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across other therapeutic areas. For more information, please visit: insulet.com and omnipod.com.

©2024 Insulet Corporation. All rights reserved.

Contacts:

Investor Relations:
Deborah R. Gordon
Vice President, Investor Relations
(978) 600-7717
dgordon@insulet.com

Media:
Angela Geryak Wiczek
Senior Director, Corporate Communications
(978) 932-0611
awiczek@insulet.com
Source: Insulet Corporation